Sequential Brands Group Announces Acquisition of DVS Brand and Its Expansion into the Action Sports Industry

LOS ANGELES, June 28, 2012

Sequential Brands Group, Inc. (OTC: SQBG) ("Sequential" or the "Company") announced today that it has signed a definitive agreement to acquire all assets including the intellectual property of the DVS® brand from DVS Shoe Company, Inc. for approximately $8.55 million in cash. The purchase price will be less than the total guaranteed royalties that Sequential Brands has secured. The Company intends to dispose certain non-core assets which will further reduce the purchase price.  This acquisition will mark the Company's first entry into the action sports consumer sector.

DVS is a leading international brand in the action sports industry with significant brand recognition, and is best known for its great style, technical features and the input of some of the best action sports athletes in the world. The Company has secured a world-class partner and licensee in Elan Polo International to manage the core footwear business and continue its current distribution strategies. "DVS is a powerful brand and has tremendous potential to find new heights in the action sport genre," states Joe Russell, Chairman of Elan Polo International. "We are committed to maintaining the brand's direction and leadership while strengthening the operational systems necessary in building a global brand.” Sequential has also licensed the apparel category to RSA & Associates.  Both licensees plan to maintain the existing distribution and to base the primary operations in Orange County.

The DVS brand will extend Sequential Brands’ licensing platform into the action sports category, and additional product categories are currently in negotiation under the brand.  DVS-branded products are sold worldwide at specialty actions sports retailers.

"This is the first of many acquisitions for Sequential," commented, William Sweedler, Co-Founder of Tengram Capital Partners and Chairman of Sequential Brands Group. "With the addition of the DVS brand, we enter a new consumer sector that diversifies our business model and strengthens our Company." Colin Dyne, CEO of Sequential, added, "We believe that the newly converted licensing platform will be leveraged across numerous consumer sectors and industries, and this acquisition reinforces our plan."

The Company plan to close on this transaction later this week. The deal team that represented Sequential during the acquisition was led by Tengram Capital Partners. Matthew Eby, Co-Founder of Tengram, stated, "We are very excited about the future prospects for the growth of Sequential. Tengram looks forward to continuing to contribute to the growth of our intellectual property licensing platform."

About Sequential Brands Group, Inc.
Sequential Brands Group, Inc. owns, promotes, markets, and licenses a portfolio of consumer brands that presently include William Rast® and People's Liberation®. The Company ensures that its brands continue to thrive and grow by employing strong brand management, design, and marketing teams. The Company has licensed and intends to license its brands in a variety of categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information please visit the Company's corporate web site at: http://www.sequentialbrands.com

About Tengram Capital Partners

Tengram Capital Partners, LLC is a private equity firm that focuses exclusively on leading middle-market consumer and retail companies that own strong recognizable brands. The team has a diverse background of consumer investing and operating expertise that assists and guides company management to unlock the true potential of their brand. Tengram invests or acquires both public and private consumer companies. Previous and current investments for Tengram and its predecessor fund, Windsong Brands, LLC include Sequential Brands Group, Robert Graham, Ellen Tracy, Joe Boxer, Joe’s Jeans, Sharper Image, Field & Stream, Carlos Falchi, Caribbean Joe, Design Within Reach, and Cloudveil. For more information please visit the Company's corporate web site at:

http://www.tengramcapital.com

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the transition of the Company's business from a traditional operating apparel company to a brand management and licensing business, including its plans to grow its current brands and acquire and exploit a portfolio of new brands across a wide range of consumer product categories; and the Company’s plans to consummate the sale of an additional $11.5 million of convertible debentures. Factors which could cause actual results to differ materially from these forward-looking statements include the Company’s ability to identify and acquire brands, the Company’s ability to license new and existing brands to third party retailers, distributors and manufacturers on terms acceptable to the Company, the Company's ability to develop and maintain strategic business relationships for its brands, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Sequential Brands Group, Inc.

Andrea Sobel, 213 745-2123

asobel@sequentialbrands.com